CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 24, 2013 on the financial statements of Oppenheimer SteelPath MLP Funds Trust, comprising Oppenheimer SteelPath MLP Select 40 Fund, Oppenheimer SteelPath MLP Alpha Fund, Oppenheimer SteelPath MLP Income Fund, Oppenheimer SteelPath MLP Alpha Plus Fund, and Oppenheimer SteelPath MLP and Infrastructure Debt Fund, as of November 30, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Oppenheimer SteelPath MLP Funds Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
June 25, 2013